SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

WYNNEFIELD GROUP
450 SEVENTH AVENUE, SUITE 509
NEW YORK, NY 10123

July 16, 2007

VOTE THE ENCLOSED GOLD PROXY CARD TODAY!

Dear Fellow Crown Crafts Stockholder:

For the past eight years, we have been the largest stockholder of Crown Crafts, Inc. (“Crown Crafts” or “Company”). We beneficially own approximately 14.6% of the outstanding common shares in the aggregate. We write now to urge you to assist in our effort to elect two highly qualified independent directors, Nelson Obus and Frederick G. Wasserman, to the Company’s Board of Directors, who will work to enhance shareholder value. Towards that end, we have prepared the enclosed proxy statement and GOLD proxy card.

As discussed in the enclosed proxy materials, we are extremely disappointed in the Board’s on-going failure to generate long-term growth and build shareholder value. Company sales continue to decline this year. Operating income has remained essentially flat for the past four years. The stock price has fallen significantly from its February 2, 2007 high. As the Company continues to face numerous hurdles in growing its business, we believe that it is time for the Board to examine all strategic options in order to maximize stockholder value, including possible strategic combinations and/or the sale of all or parts of the Company’s business.

We are also concerned about deficiencies in the Company’s corporate governance practices, including its staggered board structure, which is opposed by virtually all independent shareholder advisory groups. We believe this structure is inconsistent with modern trends in corporate governance and serves primarily to entrench the current directors. We are further troubled by the Company’s failure to disclose all of its financial arrangements with its directors, as well as an inappropriate conflict of interest in having the Company’s outside counsel (whose law firm receives an undisclosed amount of fees) serve on the Compensation Committee.

OUR DIRECTOR NOMINEES ARE COMMITTED TO EXPLORING STRATEGIC OPTIONS TO MAXIMIZE SHAREHOLDER VALUE, IMPLEMENTING BEST PRACTICES IN THE COMPANY’S CORPORATE GOVERNANCE, AND ELECTING TRULY INDEPENDENT MEMBERS OF THE BOARD.

We believe that it is time for a change. At the Company’s upcoming Annual Meeting of Shareholders, we seek your support for two independent and highly qualified candidates for election to Crown Crafts’ Board of Directors. Messrs. Obus and Wasserman will work constructively with the Board and urge them to fulfill the Board’s fiduciary duty to explore the Company’s options for maximizing shareholder value and to implement best practices in corporate governance. We need your support to bring about these changes for the benefit of all shareholders.

VOTE FOR THE ELECTION OF NELSON OBUS AND FREDERICK G. WASSERMAN BY USING THE ENCLOSED GOLD PROXY CARD. FOR YOUR CONVENIENCE, WE HAVE MADE ARRANGEMENTS FOR TELEPHONE AND INTERNET VOTING. SIMPLY FOLLOW THE INSTRUCTIONS ON THE ENCLOSED GOLD PROXY CARD.

We urge you to read the enclosed proxy material carefully. If you have any questions or require assistance in voting your proxy, please call MacKenzie Partners, Inc at (800) 322-2885 (Toll Free) or (212) 929-5500 (Call Collect).

Thank you for your support.

Very truly yours, /s/Nelson Obus Nelson Obus